Rule 424(b)(2)
Registration No. 333-11239




PRICING SUPPLEMENT NO.   16    , DATED   July 22, 1997

(To Prospectus dated September 13, 1996 and Prospectus Supplement dated September 13, 1996)


                       ENERGEN CORPORATION
                   Medium-Term Notes, Series A
                         CUSIP #29265AAN6


FIXED RATE NOTE

Trade Date:    July 22, 1997

Principal Amount:$ 5,000,000  Original Issue Date:   7/25/97

Issue Price:       100% (Par) Commission Rate:     0.750%

Net Proceeds:            $ 4,962,500

Interest Rate Per Annum:  7.60%  Stated Maturity Date: 7/26/27

Interest Payment Dates:   April 1 and October 1

Presenting Agent:     Smith Barney, Inc.             , as agent

Additional Terms: Callable after 10 years with payment of a premium of 3.80% declining pro-rata annually to year 20 when no premium is required.